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                                                          EXHIBIT (2)(c)/(99)(k)
                                                   CONFORMED COPY FILED WITH SEC

                               STATE OF MICHIGAN

                             DEPARTMENT OF COMMERCE

                                INSURANCE BUREAU

                      BEFORE THE COMMISSIONER OF INSURANCE



In the matter of the acquisition of the stock of
PICOM Insurance Company, and the merger of
PICOM Interim Insurance Company with and into
PICOM Insurance Company/                                        No. 96-134-M



                               Issued and entered
                           this 6th day of May, 1996
                               by D. Joseph Olson
                           Commissioner of Insurance


                         ORDER OF ACQUISITION EXEMPTION
                            AND PRELIMINARY APPROVAL
                                   OF MERGER

                                       I

                                   BACKGROUND

By letters dated February 6 and 12, 1996, which were supplemented by letters dated February 8, March 22, April 11, and May 1, 1996, PICOM Insurance Company ("PICOM") submitted a reorganization proposal (the "PICOM Reorganization Proposal") whereby it would become a wholly owned subsidiary of Professionals Insurance Company Management Group ("Holding Company"). The holding company structure contemplated would be created through a "reverse triangular merger" in which PICOM Interim Insurance Company ("INSCO"), a new insurance subsidiary of Holding Company, would be merged with and into PICOM; with PICOM surviving and INSCO ceasing to exist.

The PICOM Reorganization Proposal requires certain regulatory filings, approvals, or exemptions:

         1. Thirteen incorporators filed an application with the Michigan Insurance Commissioner ("Commissioner"), to organize and authorize, as a wholly-owned





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                 subsidiary of Holding Company, the Michigan stock property and casualty insurance company known as PICOM Interim Insurance Company.

         2. A petition for exemption of the transaction whereby the stock of PICOM Insurance Company will be acquired by Holding Company has been filed with the Commissioner, pursuant to the provisions of MCL 500.1317b.

         3. A petition has been filed with the Commissioner for approval of the merger of INSCO with and into PICOM pursuant to the provisions of MCL 500. 7604. The filing includes a proposed Reorganization Agreement ("Reorganization Agreement") by and among Holding Company, INSCO and PICOM; and a proposed Agreement and Plan of Merger (the "Plan of Merger") by and among the same parties.

         4. A promissory note (the "Note"), under which PICOM loaned to Holding Company the funds necessary for the initial capitalization of INSCO, has been filed with the Commissioner, pursuant to the provisions of MCL 500.1341. The Note is secured by a pledge of all of the shares of common stock of INSCO issued to Holding Company.

         5. A petition has been filed with the Commissioner for approval of a post-merger dividend equal in amount to the principal amount and all accrued interest of the Note, and an additional amount of $2,000,000, to Holding Company, pursuant to the provisions of MCL 500.1343. The proceeds will be used by Holding Company to repay its loan to PICOM, and for its capitalization.

         6. A Form S-4 Registration Statement to register the shares of Holding Company common stock to be issued in the reverse triangular merger has been filed with the Securities Exchange Commission under the Securities Act of 1933, as amended.

         7. The indirect acquisition of PICOM Insurance Company of Illinois, an Illinois stock insurance corporation and wholly owned subsidiary of PICOM, that would result from the PICOM Reorganization Proposal, requires either a Form A acquisition filing with, or exemption therefrom, by the Illinois Director of Insurance.

PICOM is a Michigan stock property and casualty insurance corporation, authorized to transact insurance business in Michigan since 1980. PICOM is publicly traded in the over-the-counter market and, since October, 1994, has been listed for quotation on the Nasdaq National Market. Documents filed in this matter indicate that no one person owns 10% or more of PICOM's common stock.





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INSCO was incorporated on April 12, 1996. A qualifying examination of INSCO was conducted on April 23, 1996, and the Qualifying Examination Report was filed as a public document on April 26, 1996. On May 6, 1996 INSCO was issued its final Michigan certificate of authority. INSCO is a wholly-owned subsidiary of Holding Company, that was incorporated solely for the purpose of merging with and into PICOM, and thereby establishing PICOM as a wholly-owned subsidiary of Holding Company.

Holding Company is a stock Michigan business corporation incorporated on January 31, 1996 for the express purpose of acquiring all of the issued and outstanding stock of PICOM and its subsidiaries. Currently Victor T. Adamo, a director and the President and Chief Executive Officer of PICOM is the beneficial owner of the one issued and outstanding share of Holding Company common stock, which share was issued for the purpose of organizing the Holding Company and enabling it to enter into the proposed Reorganization Agreement and the proposed Plan of Merger.


                                       II

                                    ANALYSIS

Regarding the petition for a Form A exemption, the Michigan Insurance Code of 1956, as amended, provides that, before a person acquires control of a domestic insurer, that person shall secure the approval of the Commissioner. MCL
500.1311 (1), provides that:

         A person other than the issuer shall not make a tender offer for or a request or invitation for tenders of, or enter into any agreement to exchange securities for, seek to acquire or acquire, in the open market or otherwise, any voting security of a domestic insurer if, after the consummation thereof, the person directly or indirectly, or by conversion or by exercise of any right to acquire, would be in control of the insurer.

         A person shall not enter into an agreement to merge with or otherwise to acquire control of a domestic insurer or any person controlling a domestic insurer unless, at the time an offer, request, or invitation is made or an agreement is entered into, or prior to the acquisition of the securities, if no offer or agreement is involved, the person has filed with the commissioner and has sent to the insurer which has sent to its shareholders, a statement containing the information required by this chapter and the offer, request, invitation, agreement or acquisition has been approved by the commissioner in the manner prescribed in this chapter.

MCL 500.115(b) provides:

         "Control" including the terms "controlling", "controlled by" and "under common control with", mean the possession or the contingent or noncontingent right to





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         acquire possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract including acquisition of assets or bulk reinsurance, other than a commercial contract for goods or nonmanagement services, by pledge of securities, or otherwise, unless the power is the result of an official position with or corporate office held by the person. Control is presumed to exist if any person, by formal or informal arrangement, device, or understanding, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of any other person or for a mutual insurer owns 10% or more of the insurer's surplus through surplus notes, guarantee fund certificates or other evidence of indebtedness issued by the insurer. This presumption may be rebutted by a showing made in the manner provided by section 1332 that control does not in fact exist. The commissioner may determine, after furnishing to all persons in interest, notice and opportunity to be heard and making specific findings of fact to support the determination that control in fact exists notwithstanding the absence of a presumption to that effect.

However, not all acquisitions of control are subject to the Commissioner's approval. MCL 500.1317 provides:

         The provisions of sections 1311 to 1319 shall not apply to: ...

         (a)     Any transaction subject to the provisions of chapter 76.

         (b) Any offer, request, invitation, agreement or acquisition that the commissioner by order exempts as not having been made or entered into for the purpose and not having the effect of changing or influencing the control of a domestic insurer or as otherwise not comprehended within the purposes of sections 1311 to 1319.

Regarding the petition for approval of merger, MCL 500.7604(1) provides in pertinent parts:

         An insurer organized under the laws of this state and transacting business under this act may consolidate or merge with or reinsure all or any part of its outstanding risks for the purpose of effecting a merger or consolidating with an insurer of generally like character authorized to transact business in this state under terms that are reasonable and just. "Consolidation" and "merger," as used in this chapter, include a transaction where an insurer authorized to transact business in this state, which is a wholly-owned subsidiary of a controlling corporation, which need not be an insurer, distributes shares of the capital stock of the controlling corporation in merging another insurer into the subsidiary or in merging the subsidiary into another insurer. If an insurer proposes to consolidate or merge with, or reinsure all of the outstanding risk with, another





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         insurer for the purpose of effecting a merger or consolidation, the following procedure shall be followed:

         (a) The insurers shall petition the commissioner, setting forth the terms and conditions of the proposed consolidation, merger, or agreement of reinsurance, to which the commissioner may in his or her discretion grant preliminary, tentative, or conditional approval.

         (b) After securing the approval from the commissioner, the insurers shall give notice, either personally or through mailing at least 21 days before the time fixed for the meeting, to the last known postal address of each stockholder, subscriber, or member, that the question of the consolidation, merger, or reinsurance will be voted upon at a regular or special meeting of the stockholders, subscribers, or members, which notice shall fairly but briefly describe the proposed procedure.

         (c) The consolidation, merger, or contract of reinsurance for the purpose of effecting a merger or consolidation shall be approved at the regular or special meeting held in pursuance of the call and notice, by the affirmative vote of not less than a majority of the members or subscribers voting in person or by proxy if it is a mutual or a cooperative or assessment corporation or a reciprocal or interinsurance exchange, or not less than a majority of the outstanding capital stock, if it is a stock company.

         (d) The consolidation or merger agreement or contract of reinsurance for the purpose of effecting a merger or consolidation, together with proper proof that it has been approved by the stockholders, subscribers, or members as provided in this section, shall be submitted to the commissioner for final approval. This contract shall not become effective until the commissioner, in his or her discretion, issues a certificate of final approval to the petitioner. If the terms of the consolidation or merger or reinsurance contract for the purpose of effecting a merger or consolidation provide that securities shall pass to an insurer assuming the liabilities for which the securities are held, a public official, or other person or company holding the securities shall upon the written order of the commissioner deliver the securities to or credit the securities to the account of the corporation, corporations, person, or persons entitled to the securities by the terms of the contract and the order of the commissioner.

MCL 500.7604(2) provides:

         Consolidation, merger or reinsurance for the purpose of effecting a merger or consolidation of all of the insurance risk of any membership corporation under this section, shall act as a dissolution of the corporation except in the case of a





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         stock company which shall be dissolved in accordance with the business corporation act, Act No. 284 of the Public Acts of 1972, being sections 450.1101 to 450.2098 of the Michigan Compiled Laws. All liability upon a stock company's certificates or contracts shall cease upon the expiration of 5 days following the consolidation, merger, or reinsurance for the purpose of effecting a merger or consolidation, but its officers may thereafter perform any act or acts necessary to close its affairs with the approval of the commissioner.

Section 804 of the business corporation act, MCL 450.1804 provides in pertinent parts:

         (1) A corporation may be dissolved by action of its board and shareholders as provided in this section.

         (2) A corporation's board may propose dissolution for action by the shareholders.

         (3)     The board must recommend dissolution to the shareholders...

         (4) The board may condition its submission of the proposal for dissolution on any basis.

         (5) The proposed dissolution shall be submitted for approval at a meeting of shareholders...

         (6) At the meeting a vote of shareholders shall be taken on the proposed dissolution...

         (7) If the dissolution is approved it shall be effected by the execution and filing of a certificate of dissolution on behalf of the corporation, setting forth all of the following:

                 (a)      The name of the corporation.

                 (b) the date and place of the meeting of shareholders approving the dissolution.

                 (c) A statement that dissolution was approved by the requisite vote of the board and shareholders.

Regarding the voluntary termination of the certificate of authority of INSCO, MCL 500.435(3) and (4) provide:

         A certificate of authority at all times remains the property of the state. Upon termination at the request of the insurer or revocation by the commissioner, the





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         certificate of authority shall be delivered promptly by the insurer to the commissioner.

         The commissioner shall not grant the request of an insurer to terminate its certificate of authority as long as the insurer has any obligations outstanding under a policy of insurance to policyholders or claimants who are residents of this state unless...[the obligations are secured]

A qualifying examination of INSCO was conducted on April 23, 1996 and it was issued its final certificate of authority on May 6, 1996.

Review of Michigan Insurance Bureau corporate documents indicates both PICOM and INSCO are property and casualty insurers organized under the laws of this state, and authorized to transact the business of insurance in this state. No one of PICOM's current stockholders owns 10% or more of its issued and outstanding common stock. INSCO is wholly-owned by Holding Company.

PICOM, in its filings, indicates that the proposed reorganization:

         1. will not cause a change in PICOM's current management, officers, directors and operations,

         2. will not change the proportionate interests of PICOM's stockholders in the operations, financial condition or earnings of PICOM, and

         3. the books, accounts and records of PICOM, Holding Company, and INSCO will be maintained so as to clearly and accurately disclose the precise nature and details of the contemplated transactions, and

         4. the capital and surplus of PICOM will be essentially the same except for a $2 million dividend from earned surplus to Holding Company.

The Staff of the Michigan Insurance Bureau ("Staff") has conducted a review of the financial condition of PICOM, and the overall plan, including proposed loan, dividend and (temporary) pledge of stock, concluding:

         1. The post-merger dividend is not extraordinary and the intercompany loan is not material pursuant to MCL 500.1343 and 1341, respectively, and therefore do not require prior Insurance Bureau approval.

         2. In addition, PICOM will remain in compliance with Section 403 and will continue to be safe, reliable and entitled to public confidence after the merger and related transactions.





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Staff has reviewed the Reorganization Agreement, the Plan of Merger, and other related materials filed in this matter, and existing Insurance Bureau records. The terms of the Reorganization Agreement and the Plan of Merger appear to be reasonable and just. Staff recommends preliminary approval of the proposed merger in accordance with the terms of the Reorganization Agreement and the Plan of Merger.

PICOM indicates that it will, in essence, remain unchanged under the PICOM Reorganization Proposal, and the proportionate interests of its stockholders will remain the same, except on an indirect basis. Staff therefore recommends that the Commissioner find the transactions contemplated under the PICOM Reorganization Proposal to be exempt from the disclosure and filing requirements of MCL 500.1311 to 1319, and not within the meaning of control as that term is defined in MCL 500.115.


                                      III

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW

Based upon the materials filed in this matter and review of existing Insurance Bureau records, the Commissioner FINDS and CONCLUDES that:

1.       PICOM is a domestic insurer

2.       The PICOM Reorganization Proposal:

         a. will not cause a change in PICOM's current management, officers, directors and operations,

         b. will not change the proportionate interests of PICOM's stockholders in the operations, financial condition or earnings of PICOM, and

         c. the books, accounts and records of PICOM, Holding Company, and INSCO will be maintained so as to clearly and accurately disclose the precise nature and details of the contemplated transactions, and

         d. the capital and surplus of PICOM will be essentially the same after merger as before, except for a $2 million dividend from earned surplus to Holding Company.

3. The Commissioner has jurisdiction and authority to approve the merger of INSCO with and into PICOM pursuant to the provisions of MCL 500.7604.

4. Both PICOM and INSCO are property and casualty insurers organized under the laws of this state, and authorized to transact the business of insurance in this state.





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5.       The conclusions of Staff cited in the analysis above, regarding the financial aspects of the PICOM Reorganization Proposal, are incorporated herein by reference as findings of fact.

6. The terms of the Reorganization Agreement and the Plan of Merger are reasonable and just.

7. Upon preliminary approval by the Commissioner, the Reorganization Agreement and the Plan of Merger require notice to, and approval by, the shareholders of PICOM and INSCO, pursuant to the provisions of MCL 500.7604(1)(b) and (c).

8. The Commissioner has jurisdiction and authority to terminate the certificate of authority of INSCO pursuant to MCL 500.435(2) upon effect of the merger. Because INSCO is formed for the sole purpose of facilitating the proposed merger, and has stipulated it will not engage in any insurance activities or issue any insurance policies or assume any insurance risk, there will be no policyholder obligations to be secured, making the provisions of MCL 500.435(4) a moot controversy

9. The certificate of authority of INSCO should be terminated effective as of the effective date of the merger of INSCO with and into PICOM as contemplated by the Reorganization Agreement and the Plan of Merger.

10. INSCO shall be dissolved effective with the execution of its certificate of dissolution by its Board of Directors pursuant to the provisions of MCL 500.7604(2). The certificate of dissolution must be filed with the Commissioner.

11. The PICOM Reorganization Proposal, as regards the acquisition of PICOM Insurance Company of Illinois, requires approval or exemption by the Illinois Director of Insurance.

12. The Form S-4 registration statement (registration no. 333-3138) filed under the Securities Act of 1933, as amended, by Holding Company for the shares of Holding Company common stock, to be issued to holders of PICOM common stock upon consummation of the merger of INSCO with and into PICOM as contemplated by the Reorganization Agreement and the Plan of Merger must be declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.


                                       IV

                                     ORDER

It is therefore ORDERED that:





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1.       Pursuant to MCL 500.1317(a), the provisions of MCL 500.1311 to 1319 do not apply to the transactions contemplated by the PICOM Reorganization Proposal, which transactions are subject to the provisions of Chapter 76 of the Michigan Insurance Code of 1956, as amended.

2. Pursuant to MCL 500.1317(b), the transactions contemplated by the PICOM Reorganization Proposal are exempt as not having been made or entered into for the purpose and not having the effect of changing or influencing the control of PICOM within the purposes of MCL 500.1311 to 1319.

3. Preliminary approval of the merger of INSCO with and into PICOM, in accordance with the terms and conditions of the Reorganization Agreement and the Plan of Merger is hereby granted, to be effective not later than 11:59 p.m. Eastern Time on the third business day following the "Closing Date" as defined in Section 2.1 of the Reorganization Agreement.

4. This preliminary approval, and any final approval yet to be granted, are specifically conditioned on the following:

         a. Submission of evidence of notice to the stockholders of PICOM and INSCO pursuant to MCL 500.7604(1)(b), and evidence of approval of the Reorganization Agreement and the Plan of Merger by a vote of not less than a majority of the outstanding capital stock of PICOM and INSCO pursuant to MCL 500.7604(1)(c) and (d).

         b. Submission of final, executed copies of the Reorganization Agreement, Plan of Merger, Note, and Pledge Agreement.

         c. Submission of evidence of approval or exemption of the PICOM Reorganization Proposal by the Illinois Director of Insurance as regards the acquisition of PICOM Insurance Company of Illinois.

         d. Submission of the final Form S-4 registration statement (registration no. 333-3138) of Holding Company, as declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         e. Submission of the Michigan certificate of authority of INSCO dated May 6, 1996, to be terminated.

         f. Submission of evidence that the board of INSCO has taken all actions under Section 804 of the Michigan Business Corporation Act, as referenced in MCL 500.7604(2), including submission of the board's executed certificate of dissolution.





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                                     /s/ D. Joseph Olson
                                    -------------------------------------


                                    D. Joseph Olson
                                    Commissioner of Insurance